Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

302 498 6944

Incyte Earns $60 Million Milestone Related to Reimbursement of Jakavi® (ruxolitinib) in Europe

Wilmington, DE – October 2, 2014 – Incyte Corporation (Nasdaq: INCY) announced today that it has earned a $60 million milestone payment from Novartis related to reimbursement of Jakavi® (ruxolitinib) in Europe. Incyte will record this amount as contract revenue in the third quarter, and expects to receive payment of $60 million in the fourth quarter.

Under the Incyte-Novartis Collaboration and License Agreement signed in 2009, Novartis received exclusive development and commercialization rights to ruxolitinib outside of the United States for all hematologic and oncologic indications, and sells ruxolitinib under the name Jakavi.  Ruxolitinib is marketed by Incyte in the United States as Jakafi® (ruxolitinib).

The achievement of this milestone also triggers the obligation for Incyte to pay tiered, low-single digit royalties to Novartis on all future sales of Jakafi in the U.S.

About Jakafi® (ruxolitinib)

Jakafi is a prescription medicine approved by the U.S. Food and Drug Administration to treat people with intermediate or high-risk myelofibrosis (MF), including primary MF, post–polycythemia vera MF and post–essential thrombocythemia MF. Jakafi is marketed by Incyte in the United States and by Novartis as Jakavi® (ruxolitinib) outside the United States.

Important Safety Information

Jakafi can cause serious side effects including:

Low blood counts: Jakafi may cause your platelet, red blood cell, or white blood cell counts to be lowered. If you develop bleeding, stop taking Jakafi and call your healthcare provider. Your healthcare provider will perform blood tests to check your blood counts before you start Jakafi and regularly during your treatment. Your healthcare provider may change your dose of Jakafi or stop your treatment based on the results of your blood tests. Tell your healthcare provider right away if you experience unusual bleeding, bruising, fatigue, shortness of breath, or a fever.

Infection: You may be at risk for developing a serious infection while taking Jakafi. Tell your healthcare provider if you develop symptoms such as chills, nausea, vomiting, aches, weakness, fever, or painful skin rash or blisters.

The most common side effects of Jakafi include dizziness and headache.

These are not all the possible side effects of Jakafi. Ask your healthcare provider or pharmacist for more information. Tell your healthcare provider about any side effect that bothers you or that does not go away.

Before taking Jakafi, tell your healthcare provider about all the medications, vitamins, and herbal supplements you are taking and all your medical conditions, including if you have an infection, have or had liver or kidney problems, are on dialysis, or have any other medical condition. Take Jakafi exactly as your healthcare provider tells you.  Do not change or stop taking Jakafi without first talking to your healthcare provider.  Do not drink grapefruit juice while on Jakafi.

Women should not take Jakafi while pregnant or planning to become pregnant, or if breast-feeding.

Please see the Full Prescribing Information available at www.incyte.com, which includes a more complete discussion of the risks associated with Jakafi.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary small molecule drugs, primarily for oncology.  For additional information on Incyte, please visit the Company’s website at www.incyte.com.

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